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                                                              Exhibit (d)(b)(23)

                 STATE STREET RESEARCH LARGE CAP VALUE PORTFOLIO

                              SUBADVISORY AGREEMENT

           AGREEMENT made this 1st day of May, 2002, among Metropolitan Series Fund, Inc., a Maryland corporation (the "Fund"), MetLife Advisers, LLC (the "Manager"), a Delaware limited liability company, and State Street Research & Management Company, a Delaware corporation (the "Subadviser");

                              W I T N E S S E T H :
           WHEREAS, the Fund is engaged in business as a diversified open-end management investment company and is registered as such under the Investment Company Act of 1940 (the "Investment Company Act");

           WHEREAS, the Fund, a series type of investment company, issues separate classes (or series) of stock, each of which represents a separate portfolio of investments;

           WHEREAS, the Fund is currently comprised of various portfolios, each of which pursues its investment objectives through separate investment policies, and the Fund may add or delete portfolios from time to time;

           WHEREAS, the Subadviser is engaged principally in the business of rendering advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940; and

           WHEREAS, the Fund has employed the Manager to act as investment manager of the State Street Research Large Cap Value Portfolio as set forth in the Advisory Agreement dated May 1, 2001 relating to the State Street Research Large Cap Value Portfolio between the Fund and the Manager (the "State Street Research Large Cap Value Portfolio Subadvisory



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Agreement"); and the Fund and the Manager desire to enter into a separate subadvisory agreement with respect to the State Street Research Large Cap Value Portfolio of the Fund with the Subadviser;

           NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund, the Investment Manager and the Subadviser hereby agree as follows:

                                   ARTICLE 1.

                            Duties of the Subadviser.

           Subject to the supervision and approval of the Manager and the Fund's Board of Directors, the Subadviser will manage the investment and reinvestment of the assets of the Fund's State Street Research Large Cap Value Portfolio (the "Portfolio") for the period and on the terms and conditions set forth in this Agreement. In acting as Subadviser to the Fund with respect to the Portfolio, the Subadviser shall determine which securities shall be purchased, sold or exchanged and what portion of the assets of the Portfolio shall be held in the various securities or other assets in which it may invest, subject always to any restrictions of the Fund's Articles of Incorporation and By-Laws, as amended or supplemented from time to time, the provisions of applicable laws and regulations including the Investment Company Act, and the statements relating to the Portfolio's investment objectives, policies and restrictions as the same are set forth in the prospectus and statement of additional information of the Fund then currently effective under the Securities Act of 1933 (the "Prospectus"). Should the Board of Directors of the Fund or the Manager at any time, however, make any definite determination as to investment policy and notify in writing the Subadviser thereof, the Subadviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified in writing


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that such determination has been revoked. The Subadviser shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies of the Portfolio, determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Portfolio with brokers or dealers selected by it.

           In connection with the selection of such brokers or dealers and the placing of such orders, the Subadviser is directed at all times to follow the policies of the Fund set forth in the Prospectus. Nothing herein shall preclude the "bunching" of orders for the sale or purchase of portfolio securities with other Fund portfolios or with other accounts managed by the Subadviser. The Subadviser shall not favor any account over any other and any purchase or sale orders executed contemporaneously shall be allocated in a manner it deems equitable among the accounts involved and at a price which is approximately averaged.

           In connection with these services the Subadviser will provide investment research as to the Portfolio's investments and conduct a continuous program of evaluation of its assets. The Subadviser will have the responsibility to monitor the investments of the Portfolio to the extent necessary for the Subadviser to manage the Portfolio in a manner that is consistent with the investment objective and policies of the Portfolio set forth in the Prospectus, as from time to time amended, and communicated in writing to the Subadviser, and consistent with applicable law, including, but not limited to, the Investment Company Act and the rules and regulations thereunder and the applicable provisions of the Internal Revenue Code and the rules and regulations thereunder (including, without limitation, subchapter M of the Code and the investment diversification aspects of Section 817(h) of the Code).

           The Subadviser will furnish the Manager and the Fund such statistical information,



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including prices of securities in situations where a fair valuation determination is required or when a security cannot be priced by the Fund's accountants, with respect to the investments it makes for the Portfolio as the Manager and the Fund may reasonably request. On its own initiative, the Subadviser will apprise the Manager and the Fund of important developments materially affecting the Portfolio, including but not limited to any change in the personnel of the Subadviser responsible for the day to day investment decisions made by the Subadviser for the Portfolio and any material legal proceedings against the Subadviser by the Securities and Exchange Commission relating to violations of the federal securities laws by the Subadviser, and will furnish the Manager and the Fund from time to time with similar material information that is believed appropriate for this purpose. In addition, the Subadviser will furnish the Manager and the Fund's Board of Directors such periodic and special reports as either of them may reasonably request.

           The Subadviser will exercise its best judgment in rendering the services provided for in this Article 1, and the Fund and the Manager agree, as an inducement to the Subadviser's undertaking so to do, that the Subadviser will not be liable under this Agreement for any mistake of judgment or in any other event whatsoever, except as hereinafter provided. The Subadviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager other than in furtherance of its duties and responsibilities as set forth in this Agreement.

           Notwithstanding any other provision of this Agreement, the Fund, the Manager and the Subadviser may agree to the employment of a Sub-Subadviser to the Fund for the purpose of



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providing investment advisory services with respect to the Portfolio, provided that the compensation to be paid to such Sub-Subadviser shall be the sole responsibility of the Subadviser and the duties and responsibilities of the Sub-Subadviser shall be as set forth in a sub-subadvisory agreement among the Manager, the Subadviser, the Sub-Subadviser and the Fund on behalf of the Portfolio.

                                   ARTICLE 2.

                                Subadvisory Fee.

           The payment of advisory fees and the allocation of charges and expenses between the Fund and the Manager with respect to the Portfolio are set forth in the State Street Research Large Cap Value Portfolio Advisory Agreement. Nothing in this State Street Research Large Cap Value Portfolio Subadvisory Agreement shall change or affect that arrangement. The payment of advisory fees and the apportionment of any expenses related to the services of the Subadviser under this Agreement shall be the sole concern of the Manager and the Subadviser and shall not be the responsibility of the Fund.

           In consideration of services rendered pursuant to this Agreement, the Manager will pay the Subadviser on the first business day of each month the fee at the annual rate specified by the schedule of fees in the Appendix to this Agreement. The fee for any period from the date the Portfolio commences operations to the end of the month will be prorated according to the proportion which the period bears to the full month, and, upon any termination of this Agreement before the end of any month, the fee for the part of the month during which the Subadviser acted under this Agreement will be prorated according to the proportion which the period bears to the full month and will be payable upon the date of termination of this Agreement.


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           For the purpose of determining the fees payable to the Subadviser, the value of the Portfolio's net assets will be computed in the manner specified in the Fund's Prospectus. The Subadviser will bear all of its own expenses (such as research costs) in connection with the performance of its duties under this Agreement except for those which the Manager agrees to pay.

           The Subadviser agrees to notify promptly, upon written request, the Manager if, for any other registered investment company having a substantially similar investment program, it agrees to (1) provide more services or bear more expenses for a comparable or lower fee; and (2) provide comparable services and bear comparable expenses for a lower fee.

                                 Other Matters.

           The Subadviser may from time to time employ or associate with itself any person or persons believed to be particularly fitted to assist in its performance of services under this Agreement. The compensation of any such persons will be paid by the Subadviser, and no obligation will be incurred by, or on behalf of, the Fund or the Manager with respect to them.

           The Fund and the Manager understand that the Subadviser now acts and will continue to act as investment manager to various investment companies and fiduciary or other managed accounts, and the Fund and the Manager have no objection to the Subadviser's so acting. In addition, the Fund understands that the persons employed by the Subadviser to assist in the performance of the Subadviser's duties hereunder will not devote their full time to such service, and nothing herein contained shall be deemed to limit or restrict the Subadviser's right or the right of any of the Subadviser's affiliates to engage in and devote time and attention to other businesses or to render other services of whatever kind or nature.


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           The Subadviser agrees that all books and records which it maintains for the Fund are the Fund's property. The Subadviser also agrees upon request of the Manager or the Fund, promptly to surrender the books and records to the requester or make the books and records available for inspection by representatives of regulatory authorities. The Subadviser further agrees to maintain and preserve the Fund's books and records in accordance with the Investment Company Act and rules thereunder.

           The Subadviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence of the Subadviser in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

           The Manager has herewith furnished the Subadviser copies of the Fund's Prospectus, Articles of Incorporation and By-Laws as currently in effect and agrees during the continuance of this Agreement to furnish the Subadviser copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. The Subadviser will be entitled to rely on all documents furnished to it by the Manager or the Fund.

                                   ARTICLE 3.

                   Duration and Termination of this Agreement.

           This Agreement shall become effective as of the date first above written and shall remain in force until August 30, 2003 and thereafter shall continue in effect, but only so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Fund, or by the vote of a majority of the outstanding shares of the Portfolio, and (ii) a majority of


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those directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

This Agreement may be terminated with respect to the Portfolio at any time, without the payment of any penalty, by the Board of Directors of the Fund, or by vote of a majority of the outstanding shares of the Portfolio, on sixty days' written notice to the Manager and Subadviser, or by the Manager on thirty days' written notice to the Subadviser and the Fund, or by the Subadviser on sixty days' written notice to the Manager and the Fund. This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the State Street Research Large Cap Value Portfolio Advisory Agreement.

                                   ARTICLE 4.

                                  Definitions.

           The terms "assignment," "interested person," and "majority of the outstanding shares," when used in this Agreement, shall have the respective meanings specified under the Investment Company Act.

                                   ARTICLE 5.

                          Amendments of this Agreement.

           This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Board of Directors of the Fund, to the extent permitted by the Investment Company Act, or by the vote of a majority of the outstanding shares of the Portfolio, and (ii) by the vote of a majority of those directors of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.


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                                   ARTICLE 6.

                                 Governing Law.

           The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the Investment Company Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.



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                                   ARTICLE 7.

                                    Notices.

           Notices to be given hereunder shall be addressed to:

                    Fund:             Anne M. Goggin
                                      President

                                      Metropolitan Series Fund, Inc.
                                      One Madison Avenue, Area 6E
                                      New York, New York 10010

                    Manager:          John F. Guthrie, Jr
                                      Senior Vice-President
                                      MetLife Advisers, LLC
                                      501 Boylston Street
                                      Boston, Massachusetts 02116

                    Subadviser:       Francis J. McNamara, III
                                      Executive Vice President, Secretary &
                                      General Counsel

                                      State Street Research & Management Company
                                      One Financial Center
                                      Boston, Massachusetts 02111

           Changes in the foregoing notice provisions may be made by notice in writing to the other parties at the addresses set forth above. Notice shall be effective upon delivery.



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                            METLIFE ADVISERS, LLC

                            --------------------------------------
                            John F. Guthrie, Jr., Senior Vice President


                            STATE STREET RESEARCH & MANAGEMENT COMPANY, INC.

                            --------------------------------------
                            Name:
                            Title:



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                                    Appendix

                STATE STREET RESEARCH & MANAGEMENT COMPANY, INC.

                      Metropolitan Series Fund Fee Schedule

                 State Street Research Large Cap Value Portfolio

                           1st $100 Million   .45%
                           next $150 Million  .40%
                           next $250 Million  .35%
                           next $1.5 billion  .30%
                           of the average daily value of the net assets of the Portfolio



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